Exhibit 99.2

PART I.	FINANCIAL INFORMATION

Item 1. Financial Statements

LINEAR TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	January 1, 2017	January 3, 2016	January 1, 2017	January 3, 2016
Revenues	$375,817	$347,128	$749,712	$689,045
Cost of sales (1) (2)	90,990	84,384	182,816	169,589

Gross profit	284,827	262,744	566,896	519,456

Operating expenses
Research and development (1) (2)	77,030	69,884	153,389	136,486
Selling, general and administrative (1) (2)	47,552	43,403	103,961	83,596

Total operating expenses	124,582	113,287	257,350	220,082

Operating income	160,245	149,457	309,546	299,374
Interest income and other income	2,361	1,521	4,534	2,508

Income before income taxes	162,606	150,978	314,080	301,882
Provision for income taxes	38,620	29,446	74,972	68,303

Net income	$123,986	$121,532	$239,108	$233,579

Basic earnings per share	$0.50	$0.50	$0.97	$0.95

Shares used in the calculation of basic earnings per share	245,804	244,591	245,561	244,831

Diluted earnings per share	$0.50	$0.50	$0.97	$0.95

Shares used in the calculation of diluted earnings per share	246,280	244,880	246,026	245,178

Cash dividends per share	$0.32	$0.30	$0.64	$0.60

Includes the following non-cash charges:
(1) Stock-based compensation
Cost of sales	$2,496	$2,557	$5,043	$4,899
Research and development	13,572	11,731	25,440	22,653
Selling, general and administrative	6,990	5,968	13,119	11,606
Includes the following pre-tax impact of items:
(2) Merger-related charges
Cost of sales	$2,000	$—	$4,000	$—
Research and development	5,000	—	10,000	—
Selling, general and administrative	3,828	—	16,622	—

See accompanying notes

LINEAR TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	January 1, 2017	January 3, 2016	January 1, 2017	January 3, 2016
Net income	$123,986	$121,532	$239,108	$233,579
Other comprehensive income, net of tax:
Net changes in unrealized losses on available-for-sale securities	(818)	(1,473)	(1,433)	(1,035)

Total comprehensive income	$123,168	$120,059	$237,675	$232,544

LINEAR TECHNOLOGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

(unaudited)

As of	January 1, 2017	July 3, 2016
Assets
Cash and cash equivalents	$330,006	$263,682
Marketable securities	1,279,819	1,184,593
Accounts receivable, net of allowances ( $1,649 as of January 1, 2017 and $1,649 as of July 3, 2016)	145,135	157,460
Inventories:
Raw materials	10,749	9,915
Work-in-process	64,833	66,172
Finished goods	22,966	21,164

Total inventories	98,548	97,251
Prepaid expenses and other current assets	48,539	51,744

Total current assets	1,902,047	1,754,730

Property, plant and equipment, at cost:
Land	28,834	28,834
Buildings and improvements	265,017	264,484
Manufacturing and test equipment	766,667	753,916
Office furniture and equipment	7,682	7,285

Gross property, plant and equipment	1,068,200	1,054,519
Accumulated depreciation and amortization	(787,051)	(768,653)

Net property, plant and equipment	281,149	285,866
Identified intangible assets, net and goodwill	8,285	9,385

Total noncurrent assets	289,434	295,251

Total assets	$2,191,481	$2,049,981

Liabilities and stockholders’ equity
Accounts payable	$17,197	$17,465
Accrued payroll and related benefits	111,797	93,187
Deferred income on shipments to distributors	49,489	48,701
Income taxes payable	6,800	3,342
Other accrued liabilities	14,334	17,271

Total current liabilities	199,617	179,966

Deferred tax liabilities	67,818	68,388
Other long-term liabilities	46,234	42,452

Total liabilities	313,669	290,806

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 2,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.001 par value, 2,000,000 shares authorized; 240,439 shares issued and outstanding (239,654 as of July 3, 2016)	240	240
Additional paid-in capital	2,192,229	2,136,910
Accumulated other comprehensive (loss) income, net of tax	(198)	1,235
Accumulated deficit	(314,459)	(379,210)

Total stockholders’ equity	1,877,812	1,759,175

Total liabilities and stockholders’ equity	$2,191,481	$2,049,981

See accompanying notes

LINEAR TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Six Months Ended
	January 1, 2017	January 3, 2016
Cash flow from operating activities:
Net income	$239,108	$233,579
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,252	26,027
Stock-based compensation	43,602	39,158
Excess tax benefit from stock-based compensation	(6,914)	(4,680)
Change in operating assets and liabilities:
Accounts receivable	12,325	34,218
Inventories	(897)	5,782
Prepaid expenses, other current assets and deferred tax assets	3,892	(642)
Accounts payable, accrued payroll, other accrued liabilities and noncurrent liabilities	15,745	(12,455)
Deferred income on shipments to distributors	788	1,227
Income taxes payable	13,336	10,528

Cash provided by operating activities	347,237	332,742

Cash flow from investing activities:
Purchase of marketable securities	(595,274)	(651,598)
Proceeds from sale and maturities of available-for-sale securities	497,835	527,455
Purchase of property, plant and equipment	(20,436)	(21,112)

Cash used in investing activities	(117,875)	(145,255)

Cash flow from financing activities:
Excess tax benefit from stock-based compensation	6,914	4,680
Issuance of common stock under employee stock plans	7,400	16,229
Purchase of common stock	(20,037)	(79,155)
Payment of cash dividends	(157,315)	(146,810)

Cash used in financing activities	(163,038)	(205,056)

Increase (decrease) in cash and cash equivalents	66,324	(17,569)
Cash and cash equivalents, beginning of year	263,682	195,679

Cash and cash equivalents, end of period	$330,006	$178,110

See accompanying notes

LINEAR TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	Description of Business and Significant Accounting Policies

Description of Business

Linear Technology Corporation (together with its consolidated subsidiaries, “Linear,” “Linear Technology” or the “Company”), a member of the S&P 500, has been designing, manufacturing and marketing a broad line of high performance analog integrated circuits for major companies worldwide for over three decades. The Company’s products provide an essential bridge between our analog world and the digital electronics in communications, networking, industrial, transportation, computer, medical, instrumentation, consumer, and military and aerospace systems. Linear Technology produces power management, data conversion, signal conditioning, RF and interface ICs, µModule® subsystems, and wireless sensor network products. The Company is a Delaware corporation; it was originally organized and incorporated in California in 1981.

Acquisition by Analog Devices

On July 26, 2016, the Company announced that it had entered into a definitive merger agreement (the “Analog Merger Agreement”) with Analog Devices, Inc., a Massachusetts corporation ( “Analog” or “Analog Devices”), under which a wholly owned subsidiary of Analog Devices will merge with and into the Company, and the Company will survive as a wholly owned subsidiary of Analog Devices (the “Analog Acquisition”). Under the terms of the Analog Merger Agreement, Linear Technology stockholders who do not exercise their appraisal rights under Delaware law will have the right to receive, for each Linear Technology share held by such stockholders, $46.00 in cash (the “Cash Consideration”) and 0.2321 shares of Analog Devices common stock, par value $0.16 2/3 per share (the “Stock Consideration,” and together with the Cash Consideration, the “Merger Consideration”) (with the ratio of Stock Consideration to Cash Consideration subject to adjustment pursuant to the terms of the Analog Merger Agreement so that the aggregate number of shares issued by Analog Devices as Stock Consideration will not exceed 19.9% of the total outstanding common stock of Analog Devices prior to the Analog Acquisition). Each of the Company’s equity awards that were outstanding as of July 22, 2016 and are unvested as of the closing of the Analog Acquisition will be converted into the right to receive the Merger Consideration in respect of each share of the Company’s common stock underlying such award when such award vests. Each of the Company’s other equity awards that were granted after July 22, 2016 and are unvested as of the closing of the Analog Acquisition will be converted into the right to receive 0.9947 shares of Analog Devices common stock in respect of each share of the Company’s common stock underlying such award when such award vests.

The transaction has been approved by both the Company’s Board of Directors and the board of directors of Analog Devices, and was approved by Linear Technology stockholders at the Company’s Annual Meeting of Stockholders held on October 18, 2016. The completion of the Analog Acquisition is subject to customary closing conditions including, among others, regulatory approvals. The transaction is expected to close during the first half of calendar 2017. For additional information on the Analog Merger Agreement and the Analog Acquisition, please refer to the Company’s definitive proxy statement, filed with the Securities and Exchange Commission on September 16, 2016. The Company cannot guarantee that the Analog Acquisition will be completed or that, if completed, it will be exactly on the terms set forth in the Analog Merger Agreement. Should the Analog Acquisition not be completed, the Company will continue to be responsible for payment of commitments to current employees under retention agreements and may receive a $700 million termination fee depending on the circumstances, as provided for in the Analog Merger Agreement.

Basis of Presentation

The accompanying interim financial statements and information are unaudited; however, in the opinion of management, all adjustments necessary for a fair and accurate presentation of the interim results in conformity with U.S. generally accepted accounting principles (“GAAP”) have been made. All such adjustments were of a normal recurring nature. All information reported in this Form 10-Q should be read in conjunction with the Company’s annual consolidated financial statements for the fiscal year ended July 3, 2016 included in the Company’s Annual Report on Form 10-K. The accompanying year-end balance sheet data has been presented for comparative purposes from the audited financial statements. The results of operations for any interim period are not necessarily indicative of, nor comparable to, the results of operations for any other interim period or for a full fiscal year.

The Company operates on a 52/53-week fiscal year ending on the Sunday nearest June 30. Fiscal year 2017 is a 52-week year . Fiscal year 2016 was a 53-week fiscal year, with the additional week falling in the second quarter.

Cash Equivalents and Marketable Securities

Cash equivalents are highly liquid investments purchased with original maturities of three months or less at the time of purchase. Cash equivalents consist of investment grade securities in commercial paper, bank certificates of deposit, and money market funds.

Investments with maturities over three months at the time of purchase are classified as marketable securities. At January 1, 2017 and July 3, 2016, the Company’s marketable securities balance consisted primarily of debt securities in municipal bonds, corporate bonds, commercial paper, U.S. and foreign government and agency securities. The Company’s marketable securities are managed by outside professional managers within investment guidelines set by the Company. The Company’s investment guidelines generally restrict the professional managers to high quality debt instruments with a credit rating of AAA. Within the Company’s investment policy there is a provision that allows the Company to hold AA+ securities under certain circumstances. The Company’s investments in debt securities are classified as available-for-sale. Investments in available-for-sale securities are reported at fair value with unrealized gains and losses, net of tax, as a component of “Accumulated other comprehensive income (loss)” in the Consolidated Balance Sheets. The Company classifies investments with maturities greater than twelve months as current as it considers all investments as a potential source of operating cash regardless of maturity date. The cost of securities matured or sold is based on the specific identification method.

Revenue Recognition

The Company recognizes revenues when the earnings process is complete, when persuasive evidence of an arrangement exists, the product has been delivered, the price is fixed and determinable and collection is reasonably assured. For the three and six months ended January 1, 2017, the Company recognized approximately 15% of net revenues from North American (“domestic”) distributors. Domestic distributor revenues are recognized under agreements which provide for certain sales price rebates and limited product return privileges. Given the uncertainties associated with the levels of pricing rebates, the ultimate sales price on domestic distributor sales transactions is not fixed or determinable until domestic distributors sell the merchandise to the end-customer. Domestic distributor agreements permit the following: price protection on certain domestic distribution inventory if the Company lowers the prices of its products; exchanges up to 5% of certain purchases on a quarterly basis; and ship and debit transactions. Ship and debit transactions occur when the Company agrees to accept a lower selling price for a specific quantity of product at the request of the domestic distributor in order to complete a sales transaction in the domestic distributor channel. For such sales, the Company rebates the negotiated price decrease to the distributor upon shipment as a reduction in the accounts receivable from the distributor.

At the time of shipment to domestic distributors, the Company records a trade receivable and deferred revenue at the distributor’s purchase price since there is a legally enforceable obligation from the distributor to pay for the products delivered. The Company relieves inventory as title has passed to the distributor and recognizes deferred cost of sales in the same amount. “Deferred income on shipments to distributors” represents the difference between deferred revenue and deferred costs of sales and is recognized as a current liability until such time as the distributor confirms a final sale to its end customer. “Deferred income on shipments to distributors” effectively represents the deferred gross margin on the sale to the distributor, however, the actual amount of gross margin the Company ultimately recognizes in future periods may be less than the originally recorded amount as a result of price protection, negotiated price rebates and exchanges as mentioned above. The wide range and variability of negotiated price rebates granted to distributors does not allow the Company to accurately estimate the portion of the balance in the “Deferred income on shipments to distributors” that will be remitted back to the distributors. At January 1, 2017, the Company had approximately $62.2 million of deferred revenue and $12.7 million of deferred cost of sales recognized as $49.5 million of “Deferred income on shipments to distributors.” During fiscal years 2016 and 2017, the price rebates that have been remitted back to distributors have ranged from $3.4 million to $4.1 million per quarter. The Company does not reduce deferred income by anticipated future price rebates. Instead, price rebates are recorded against “Deferred income on shipments to distributors” when incurred, which is generally at the time the distributor sells the product to the end customers.

The Company’s sales to international distributors are made under agreements which permit limited stock return privileges but not sales price rebates. Revenue on these sales is recognized upon shipment at which time title passes. The Company has reserves to cover expected product returns. If product returns for a particular fiscal period exceed or are below expectations, the Company may determine that additional or less sales return allowances are required to properly reflect its estimated exposure for product returns. Generally, changes to sales return allowances have not had a significant impact on operating margin.

Product Warranty and Indemnification

The Company’s warranty policy provides for the replacement of defective parts. In certain large contracts, the Company has agreed to negotiate in good faith a product warranty in the event that an epidemic failure of its parts was to take place. To date there have been no significant occurrences of epidemic failure. Warranty expense historically has been immaterial.

The Company provides a limited indemnification for certain customers against intellectual property infringement claims related to the Company’s products. In certain cases, there are limits on and exceptions to the Company’s potential liability for indemnification relating to intellectual property infringement claims. To date, the Company has not incurred any significant indemnification expenses relating to intellectual property infringement claims. The Company cannot estimate the amount of potential future payments, if any, which the Company might be required to make as a result of these agreements, and accordingly, the Company has not accrued any amounts for its indemnification obligations.

Stock-Based Compensation

The Company has equity incentive plans, which are described more fully in “Note 5: Stock-Based Compensation.” Stock-based compensation is measured at the grant date, based on the fair value of the award. The Company’s equity awards granted in fiscal years 2017 and 2016 were restricted stock awards. Stock-based compensation cost for restricted stock awards is based on the fair market value of the Company’s stock on the date of grant. Stock-based compensation cost for stock options is calculated on the date of grant using the fair value of stock options as determined using the Black-Scholes valuation model. The Black-Scholes valuation model requires the Company to estimate key assumptions such as expected option term and stock price volatility to determine the fair value of a stock option. The estimate of these key assumptions is based on historical information and judgment regarding market factors and trends. The Company amortizes restricted stock and stock option award compensation cost straight-line over the awards vesting period, which is generally 5 years.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income or loss. Other comprehensive income or loss components include unrealized gains or losses on available-for-sale securities, net of tax.

Adoption of New and Recently Issued Accounting Pronouncements

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. Each reporting period, management is required to assess whether there is substantial doubt about an entity’s ability to continue as a going concern and if so to provide related footnote disclosures. The Company will adopt this update in the fourth quarter of fiscal year 2017. The adoption of this standard is not expected to have a material impact on the Company’s financial statements or disclosures.

In July 2015, the FASB issued ASU No. 2015-11, Simplifying the Measurement of Inventory. The new guidance changes the measurement principle for inventory from the lower of cost or market to lower of cost or net realizable value. Net realizable value is defined as the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. No other changes were made to the current guidance on inventory measurement. The Company adopted this update in the first quarter of fiscal year 2017. The adoption of this standard did not have a material impact on the Company’s financial statements or disclosures.

In May 2014, the Financial Accounting Standard Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09 Revenue from Contracts with Customers (Topic 606). On July 9, 2015, the FASB agreed to delay the effective date by one year from the first quarter of fiscal year 2018. In accordance with the agreed upon delay, the new standard is effective for the Company beginning in the first quarter of fiscal year 2019. Early adoption is permitted, but not before the original effective date of the standard. The core principle of ASU No. 2014-09 is that a company should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASU No. 2014-09 provides for one of the two methods of transition: retrospective application to each prior period presented; or recognition of the cumulative effect of retrospective application of the new standard in the period of initial application. The Company is currently evaluating the impact of ASU No. 2014-09 on its consolidated financial statements and which transition method to elect.

In February 2016, the FASB issued ASU 2016-02, Leases. This standard requires entities that lease assets, with a lease term of more than 12 months, to recognize lease assets and lease liabilities on the balance sheet. Under existing guidance, operating leases are not recorded as lease assets and lease liabilities on the balance sheet. The standard is effective for fiscal years and the interim periods within those fiscal years beginning after December 15, 2018. Early adoption is permitted. The Company is currently evaluating the timing of adoption and the effects of the adoption of this ASU on the consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting. This standard will impact how to account for certain aspects of share-based payments to employees. The standard is effective for fiscal years and the interim periods within those fiscal years beginning after December 15, 2016. Early adoption is permitted. The Company is currently evaluating the timing of adoption and the effects of the adoption of this ASU on the consolidated financial statements.

In October 2016, the FASB issued ASU 2016-16, Income Taxes: Intra-Entity Transfers of Assets Other Than Inventory. This standard requires the recognition of income tax consequences for intra-entity transfers of assets other than inventory when the transfer occurs. The standard is effective for fiscal years and the interim periods within those fiscal years beginning after December 15, 2017 . Early adoption is permitted. The Company is currently evaluating the timing of adoption and the effects of the adoption of this ASU on the consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows . This standard requires the presentation of the statement of cash flows to show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents. The standard is effective for fiscal years and the interim periods within those fiscal years beginning after December 15, 2017. Early adoption is permitted. The Company is currently evaluating the timing of adoption and the effects of the adoption of this ASU on the consolidated financial statements.

2.	Earnings Per Share

Basic earnings per share is calculated using the weighted average shares of common stock and unvested restricted stock awards outstanding during the period. Diluted earnings per share is calculated using the weighted average shares of common stock outstanding and unvested restricted stock awards, plus the dilutive effect of stock options and restricted stock units calculated using the treasury stock method. The following table sets forth the reconciliation of weighted average common shares outstanding used in the computation of basic and diluted earnings per share:

	Three Months Ended		Six Months Ended
In thousands, except per share amounts	January 1, 2017	January 3, 2016	January 1, 2017	January 3, 2016
Net income available to shareholders	$123,986	$121,532	$239,108	$233,579

Basic shares:
Weighted-average shares outstanding – Basic	245,804	244,591	245,561	244,831

Basic earnings per share	$0.50	$0.50	$0.97	$0.95

Diluted shares:
Dilutive effect of equity plans	476	289	465	347

Weighted-average shares outstanding – Diluted	246,280	244,880	246,026	245,178

Diluted earnings per share	$0.50	$0.50	$0.97	$0.95

3. Fair Value

The Company has determined that the only assets and liabilities in the Company’s financial statements that are required to be measured at fair value on a recurring basis are the Company’s investment portfolio assets. Financial instruments are categorized in a fair value hierarchy that prioritizes the information used to develop assumptions for measuring fair value and expands disclosures about fair value measurements. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1 input); then to quoted prices (in non-active markets or in active markets for similar assets or liabilities), inputs other than quoted prices that are observable for the asset or liability, and inputs that are not directly observable, but that are corroborated by observable market data for the asset or liability (Level 2 input); then the lowest priority to unobservable inputs, for example, the Company’s data about the assumptions that market participants would use in pricing an asset or liability (Level 3 input). Fair value is a market-based measurement, not an entity-specific measurement, and a fair value measurement should therefore be based on the assumptions that market participants would use in pricing the asset or liability.

The Company’s Level 1 assets consist of investments in money-market funds and United States Treasury securities that are actively traded. The Company’s Level 2 assets consist of municipal bonds, obligations of U.S. government-sponsored enterprises, corporate debt and commercial paper that are less actively traded in the market, but where quoted market prices exist for similar instruments that are actively traded. The Company determines the fair value of its Level 2 assets by obtaining non-binding market prices from its third-party portfolio managers on the last day of the quarter. The Company has no Level 3 assets.

The following table presents the Company’s fair value hierarchy for its financial assets (cash equivalents and marketable securities) measured at fair value on a recurring basis as of January 1, 2017:

In thousands	Quoted Prices in Active Markets for Identical Instruments	Significant Other Observable Inputs
Description	(Level 1)	(Level 1)	Total
Assets
Investments in U.S. Treasury securities and money-market funds	$539,765	$—	$539,765
Investments in municipal bonds, obligations of U.S. government-sponsored enterprises and commercial paper	—	911,842	911,842

Total assets measured at fair value	$539,765	$911,842	$1,451,607

The following table presents the Company’s fair value hierarchy for its financial assets (cash equivalents and marketable securities) measured at fair value on a recurring basis as of July 3, 2016:

In thousands	Quoted Prices in Active Markets for Identical Instruments	Significant Other Observable Inputs
Description	(Level 1)	(Level 2)	Total
Assets
Investments in U.S. Treasury securities and money-market funds	$513,193	$—	$513,193
Investments in municipal bonds, obligations of U.S. government-sponsored enterprises and commercial paper	—	832,438	832,438

Total assets measured at fair value	$513,193	$832,438	$1,345,631

4. Marketable Securities

The following is a summary of cash equivalents and marketable securities as of January 1, 2017:

	January 1, 2017
In thousands	Amortized Cost	Unrealized Gain	Unrealized (Loss) (1)	Fair Value
U.S. Treasury securities	$475,678	$113	$(82)	$475,709
Obligations of U.S. government-sponsored enterprises	353,967	175	(261)	353,881
Municipal bonds	136,711	—	(256)	136,455
Corporate debt securities and other	421,493	64	(51)	421,506
Money market funds	64,056	—	—	64,056

Total	$1,451,905	$352	$(650)	$1,451,607

Amounts included in:
Cash equivalents	$171,789	$6	$(7)	$171,788
Marketable securities	1,280,116	346	(643)	1,279,819

Total	$1,451,905	$352	$(650)	$1,451,607

The following is a summary of cash equivalents and marketable securities as of July 3, 2016:

	July 3, 2016
In thousands	Amortized Cost	Unrealized Gain	Unrealized (Loss) (1)	Fair Value
U.S. Treasury securities	$441,925	$783	$(5)	$442,703
Obligations of U.S. government-sponsored enterprises	316,368	855	—	317,223
Municipal bonds	119,680	158	(10)	119,828
Corporate debt securities and other	395,254	143	(10)	395,387
Money market funds	70,490	—	—	70,490

Total	$1,343,717	$1,939	$(25)	$1,345,631

Amounts included in:
Cash equivalents	$161,028	$10	$—	$161,038
Marketable securities	1,182,689	1,929	(25)	1,184,593

Total	$1,343,717	$1,939	$(25)	$1,345,631

(1)	The Company evaluated the nature of the investments with a loss position at January 1, 2017 and July 3, 2016, which are primarily obligations of the U.S. government and its sponsored enterprises, municipal bonds and U.S. corporate notes. In evaluating the investments, the Company considered the duration of the impairments, and the amount of the impairments relative to the underlying portfolio and concluded that such amounts were not other-than-temporary. The Company principally holds securities until maturity, however, they may be sold under certain circumstances. Unrealized losses on the investments greater than twelve months old were not significant as of January 1, 2017 and July 3, 2016.

The estimated fair value of debt investments in marketable securities, by effective maturity date is as follows:

In thousands	January 1, 2017	July 3, 2016
Due in one year or less	$1,115,516	$943,323
Due after one year through three years	164,303	241,270

Total marketable securities	$1,279,819	$1,184,593

5.	Stock-based Compensation

Equity Incentive Plans

The Company currently has a 2010 Equity Incentive Plan, under which the Company may grant Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Shares and Performance Units. Under the plan, the Company may grant awards to employees, executive officers, directors and consultants who provide services to the Company. To date, the Company has only granted Nonstatutory Stock Options (under previous equity incentive plans), Restricted Stock Awards and Restricted Stock Units. At January 1, 2017, 13.5 million shares were available for grant under the current plan. The Company’s restricted awards generally vest annually over a period of five years (20% a year) based upon continued employment with the Company.

The Company had an Employee Stock Purchase Plan (“ESPP”) that permitted eligible employees to purchase common stock through payroll deductions at 85% of the fair market value of the common stock at the end of each six-month offering period. No additional shares will be issued as the Company discontinued the ESPP during the second quarter of fiscal year 2017.

As of January 1, 2017, there was approximately $239.2 million of total unrecognized stock-based compensation cost related to share-based payments granted under the Company’s stock-based compensation plans that will be recognized over a period of approximately 5 years. Future grants will add to this total, whereas quarterly amortizaton and the vesting of the existing grants will reduce this total.

Restricted Stock

The following table summarizes the Company’s restricted stock and restricted stock unit activity under all equity award plans during the period indicated:

	Restricted Awards Outstanding	Weighted Average Grant Date Fair Value
Non-vested at July 3, 2016	6,293,108	$41.36
Granted	1,508,405	59.71
Vested	(976,432)	36.26
Forfeited	(161,527)	41.90

Non-vested at January 1, 2017	6,663,554	$46.25

Stock Options

There were no outstanding options during the period ended January 1, 2017. The Company’s last stock option grant to an employee was in January 2009.

6.	Goodwill and Intangible Assets

Goodwill

The goodwill balance of $2.2 million at January 1, 2017 is attributable to the acquisition in fiscal year 2012 of Dust Networks (“Dust”) of Hayward, California, a provider of low power wireless sensor network technology. There were no changes to the goodwill balance for the period ended January 1, 2017. The Company annually evaluates goodwill for impairment as well as whenever events or changes in circumstances might suggest that the carrying value of goodwill may not be recoverable. The Company expects that none of the goodwill will be deductible for tax purposes.

Intangible Assets

Attributable to the acquisition of Dust the Company recorded intangible assets of $13.1 million for intellectual property and $4.0 million for customer relationships. The Company reviews intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value of assets may not be recoverable. Finite-intangible assets are amortized on a straight-line basis over their estimated useful lives that are expected to reflect the estimated pattern of economic use.

Intangible assets are amortized over their estimated useful lives of 5 to 10 years using the straight-line method of amortization. The remaining amortization expense, related to finite-lived intangible assets, will be recognized over a weighted-average period of approximately 5.0 years.

Intangible assets consisted of the following:

In thousands	January 1, 2017			July 3, 2016
	Original Cost	Accumulated Amortization	Net	Original Cost	Accumulated Amortization	Net
Intellectual property	$13,100	$(9,000)	$4,100	$13,100	$(8,100)	$5,000
Customer relationships	4,000	(2,000)	2,000	4,000	(1,800)	2,200

Total intangible assets	$17,100	$(11,000)	$6,100	$17,100	$(9,900)	$7,200

7.	Credit Facility

On October 23, 2013, the Company entered into a credit agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association (the “Bank”). On July 27, 2015, the Credit Agreement was amended to extend the maturity date and increase the size of the line of credit. Effective November 1, 2016, the Credit Agreement was terminated. The Company had not utilized the Credit Agreement prior to such termination.

8.	Stockholders’ Equity

Stock Repurchase

The Analog Merger Agreement restricts the ability of the Company to repurchase shares of its common stock until the time that the transaction is consummated or the Analog Merger Agreement is terminated.

For the majority of restricted stock awards and units granted, the number of shares issued on the date the restricted stock awards and units vest is net of the minimum statutory tax withholding requirements that the Company pays in cash to the appropriate taxing authorities on behalf of its employees. During the quarter ended January 1, 2017, the Company repurchased approximately 0.2 million shares related to equity grants of its common stock for approximately $9.2 million.

Dividends

A cash dividend of $0.33 per share will be paid on March 7, 2017 to stockholders of record on February 24, 2017, unless the close of the Analog Acquisition proceeds that date. During the six months ended January 1, 2017, the Company paid $157.3 million in dividends representing $0.64 per share. The payment of future dividends will be based on the Company’s financial performance.

9. Income Taxes

The Company must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. As of January 1, 2017, the Company’s other long-term liabilities account includes $40.0 million of unrecognized tax benefits of which approximately $17.7 million would favorably impact its effective income tax rate in future periods if the Company’s positions on these tax matters are upheld. The Company’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense. Included in the liability for unrecognized tax benefits was $2.6 million accrued for interest at January 1, 2017.

The effective tax rate increased from 19.5% to 23.8% for the three months ended January 1, 2017, compared to the same period in the prior fiscal year, primarily due to a discrete benefit related to the permanent reinstatement of the R&D tax credit in the December quarter of fiscal year 2016.

10. Contingencies

Litigation

The Company is subject to various legal proceedings and claims that arise in the ordinary course of business on a wide range of matters, including, among others, patent suits and employment claims. The Company does not believe that any such current suits will have a material impact on its business or financial condition. However, current lawsuits and any future lawsuits will divert resources and could result in the payment of substantial damages.